Exhibit 99.1

Summary of Interstate Power and Light Company’s Retail Electric Rate Case Order

January 22, 2010

In March 2009, Interstate Power and Light Company (“IPL”) filed a retail electric rate case with the Iowa Utilities Board (“IUB”). On January 19, 2010, IPL received the final decision for the 2008 test year rate case from the IUB. The final rates will be effective February 10, 2010. A summary of certain provisions of the filing and final order can be found posted to Alliant Energy Corporation’s website at www.alliantenergy.com. The full testimony of the filing is on the IUB’s website at www.iowa.gov/iub.

Details of IPL’s Rate Filing and the IUB’s Decision

•	Test Year:

IPL’s rate case filing is based on a 2008 historical test year, adjusted for certain known and measurable items.

•	Base Rates:

•

IPL requested an increase of $146 million (14%). The IUB approved an increase of $92 million (8%) which reflects the interim rate level, plus the use of regulatory liability funds to offset certain expenses. No refund will be required.

Final rates for customers will be the same as interim rates that have been in effect since March 2009.

•	Key drivers of the rate increase are shown in the table below:

	Amount of Increase (in millions)

	IPL Request	IUB Approved
Transmission Costs – 2008 ITC True up	$14	$0
Transmission Costs – 2009	44	36
Transmission Costs – 2010	18	0
Infrastructure Investment, including Depreciation	66	66
Higher Pension and OPEB Costs	29	28
2008 Flood Costs	14	14
All Other	(39)	(60)

Customer Impact	$146	$84

Use of Regulatory Liability Account (annual)		8

Effective Increase		$92

•

Transmission Costs – 2008 ITC True-Up – The IUB approved recovery of the 2008 ITC Midwest LLC true-up costs over a 5 year period without a return on the unrecovered balance. IPL’s request was to recover $12 million per year over 4 years and earn a return of $2 million per year on the unrecovered balance. This ruling allows IPL to recover approximately $9 million per year over 5 years with no return on the unrecovered costs. However, instead of increasing customer rates, the IUB granted IPL the authority to offset the increased expense with the use of the regulatory liability account. This liability account was established at the time the IPL transmission assets were sold to ITC Midwest LLC.

•

Transmission Costs – 2009 – The IUB approved recovery of IPL’s 2009 transmission cost increases. However, instead of increasing customer rates, the IUB granted IPL the authority to offset up to $8 million (annually) of the 2009 increase with the use of the regulatory liability account. This liability account was established at the time the IPL transmission assets were sold to ITC Midwest LLC. The offsets ordered by the IUB will allow IPL to recover its 2009 transmission costs without the need to increase rates.

•

Transmission Costs – 2010 – The IUB deferred the decision to create an automatic adjustment clause for transmission costs until hearing the next electric retail rate case which is expected to be filed in the first quarter of 2010.

•

2008 Flood Costs – The IUB approved recovery of the expenditures incurred, net of insurance recovery, related to the 2008 flood which severely damaged IPL assets. IPL included flood-related capital costs which equate to $12 million in revenue requirements used to determine interim and final rates. Recovery of operation and maintenance expenses incurred in prior periods resulted in a credit to 2009 expenses and the establishment of a regulatory asset that will be amortized over a 4 year recovery period. This credit was not anticipated when 2009 earnings guidance was updated in October 2009.

•

Sutherland 4 Cancellation Costs – IPL’s request for an increase of $146 million did not include any recovery of Sutherland 4 cancellation costs. These costs were excluded from IPL’s rate increase amount since IPL proposed these costs be offset against a regulatory liability established at the time of the sale of the Duane Arnold nuclear power plant, instead of increasing customer rates. The IUB decision approved IPL’s proposal to offset the Sutherland cancellation costs with the regulatory liability.

•	Rate Base and Rate of Return

•	Return on equity 10.5%

•	Regulatory capital structure based upon 13 month average balances of 49.5% common equity, 43.5% long term debt, and 7.0% preferred equity

•	Weighted average cost of capital of 8.763% for non-Emery rate base, 9.620% for Emery rate base

•	Adjusted 2008 13 month average rate base of $1.821 billion for retail electric

The approved ROE of 10.5% represents a 20 basis point reduction from IPL’s last authorized ROE of 10.7%.